Filed pursuant to
                                                Rule 424(b) and (c)
                                                    with respect to
                                                  Reg. No. 33-59013


                         FOURTH PROSPECTUS SUPPLEMENT
                              dated July 2, 1997
                      PROSPECTUS dated September 17, 1996
                          of WALTER INDUSTRIES, INC.
                            Relating to 31,885,863
                            Shares of Common Stock


                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM 8-K
                                CURRENT REPORT
    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported) June 11, 1997

                            Walter Industries, Inc.

            (Exact name of registrant as specified in its charter)


           Delaware                     000-20537               13-3429953
 (Name or other jurisdiction    (Commission File Number)      (IRS Employer
      of incorporation)                                    Identification No.)

     1500 North Dale Mabry           Tampa, Florida               33607
     (Address of principal executive offices)                   (Zip Code)

Registrant's telephone number, including area code             813-871-4811

     (Former name or former address if changed since last report.)

Item 5.   Other Events

On June 11, 1997, Mid-State Trust VI, a Delaware business trust organized by a wholly-owned indirect subsidiary of Walter Industries, Inc. (the "Company") completed its offering of $439.2 million aggregate principal amount of asset-backed notes. The notes were issued in four classes with expected maturity dates of July 1, 2022 and with interest coupons ranging from 7.34% to 7.79%, payable quarterly beginning July 1, 1997. Proceeds from the offering will be used primarily to pay down related asset-backed short term borrowings, while also providing approximately $66 million for general corporate purposes. The notes are secured by sales contracts, promissory notes and mortgages originated by Jim Walter Homes, Inc., a wholly-owned indirect subsidiary of Walter Industries, Inc. Jim Walter Homes constructs and finances standardized, detached single-family homes. An affiliate, Mid-State Homes, Inc., purchases and services all of the mortgage accounts originated by Jim Walter Homes.

On June 24, 1997, Walter Industries, Inc. purchased 1,387,092 shares of its Common Stock, par value $.01 per share in a negotiated transaction.

Item 7.  (C)        Exhibits

         99.1)  Press release dated June 12, 1997

         99.2)  Press release dated June 25, 1997


                                  SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                           WALTER INDUSTRIES, INC.


Date:  July 2, 1997                         /s/ Dean M. Fjelstul
                                           -----------------------------------
                                           Dean M. Fjelstul
                                           Senior Vice President and
                                             Chief Financial Officer